Investor Relations:	Media Relations:
Kathleen Bela	Melanie Branon
Juniper Networks, Inc.	Juniper Networks, Inc.
(408) 936-7804	(408) 936-2632
kbela@juniper.net	mbranon@juniper.net

Exhibit 99.1

Juniper Networks Announces New Common Stock Repurchase Authorization of            up to $1
Billion

Sunnyvale, Calif. February 23, 2010 — Juniper Networks® (NYSE: JNPR) today announced that its board of directors approved a new stock repurchase program which enables the Company to purchase up to $1 billion of the Company’s common stock.

This new authorization is in addition to the $1 billion stock repurchase program approved in 2008. To date, the Company has repurchased approximately $732 million of its stock under the $1 billion authorized in 2008.

Share repurchases under Juniper’s stock repurchase programs will be subject to a review of the circumstances in place at the time and will be made from time to time in private transactions or open market purchases as permitted by securities laws and other legal requirements. The program may be discontinued at any time.

About Juniper Networks
From devices to data centers, from consumers to the cloud, Juniper Networks delivers innovative software, silicon and systems that transform the experience and economics of networking. The company serves more than 30,000 customers and partners worldwide, and generated more than $3 billion in revenue over the last year. Additional information can be found at www.juniper.net.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries.  The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

This press release contains forward-looking statements about Juniper’s common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond Juniper’s control and are difficult to predict, including, but not limited to, changes in the market price of Juniper’s common stock and changes in Juniper’s financial results, financial condition and cash requirements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Juniper undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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